ADVERTISING AND PROMOTION AGREEMENT

This Advertising and Promotion Agreement ("Agreement") is entered into as of ~~August 30~~ SEPTEMBER 15, 2010, between DNA Energy ("Sponsor"), having a mailing address of ~~5320 Heron Park Place, Lithia~~ 506 N.W. 77TH ST., BOCA RATON, Florida, ~~33547~~ 33487, and Indianapolis Colts, Inc. ("Club") a Delaware corporation having a mailing address of 7001 W. 56th Street, Indianapolis, Indiana, 46254.

RECITALS:

A. WHEREAS, Club is a member team of the National Football League (the "NFL") playing its home games at Lucas Oil Stadium in Indianapolis, Indiana (the "Stadium").

B. WHEREAS, Club desires to provide to Sponsor the sponsorship benefits described in this Agreement and Sponsor desires to advertise and promote its business at the Stadium and in conjunction with Club, all upon the terms and conditions set forth in this Agreement.

C. NOW, THEREFORE, in consideration of the mutual promises and representations contained in this Agreement, Club and Sponsor agree as follows:

AGREEMENT:

1. Term. The term of this Agreement shall commence on the date first set forth above and shall terminate on ~~March 31~~ APRIL 30, 2011.

2. Payments.

2.1. Annual Fee. For the rights described in this Agreement, Sponsor shall pay Club the following annual sponsorships fees:

NFL Season	Fee
2010	[redacted]

The annual fee shall be payable in three monthly installments: [redacted] on ~~October~~ NOVEMBER 4, 2010, [redacted] on JANUARY 7 ~~November 8~~, 2011, an [redacted] on February 7, 2011. All payment amounts to Club are net of agency

commissions. Should Sponsor fail to make any payment within thirty (30) days of the due date, interest shall accrue on all unpaid amounts at the rate of one and one-half percent (1.5%) per month.

2.2. Other Payments. All other payments to be made by Sponsor hereunder, such as payments under Section 2.3, shall be invoiced in full by Club and shall be due upon receipt, with interest on late payments as provided in Section 2.1 above.

2.3. Taxes. Any and all taxes, including sales tax, excise tax, transaction privilege tax, property tax and other charges levied, assessed or otherwise imposed by any federal, state or local governmental authority (other than income taxes of Club) in connection with any payments hereunder, services provided hereunder, signage or other advertising provided hereunder shall be paid by Sponsor.

3. Advertising and Promotion. During the Term, Sponsor shall receive the advertising and promotion benefits described in Exhibit A attached hereto and incorporated herein by this reference.

4. Standards. The design, layout, format and content of all advertising and the conduct of all promotions hereunder shall be subject to reasonable approval by Club. Club reserves the right to disapprove any advertising or promotion which Club reasonably determines fails to conform to quality advertising standards, is in poor taste or is otherwise objectionable.

5. Intellectual Property Rights.

5.1. Club Trademarks. Nothing contained herein will be construed as conferring on Sponsor any right or interest in or to the service marks or trademarks of Club and any designs, copyrights, patents, trade names, signs, emblems, insignia, images, and slogans or other distinctive marks used in connection therewith ("Club Marks"). Sponsor specifically acknowledges and agrees that the Club owns all right, title, and interest in and to the Club Marks and that such marks include all logos, symbols, emblems, slogans, and designs associated therewith, including the Club logo,

separate and apart from any of Sponsor's trademarks which may be incorporated therein for purposes of this Agreement. Except as specifically set forth herein, Sponsor will make no use whatsoever of the Club Marks without the Club's prior written approval, which approval will not be unreasonably withheld. Such approval pertains to Sponsor's use of the Club Marks in the 2010 Walgreens promotion.

5.2. Sponsor Trademarks. Nothing contained herein will be construed as conferring on Club any right or interest in or to the service marks or trademarks of Sponsor or Sponsor's Affiliates or its products, or any designs, copyrights, patents, trade names, signs, emblems, insignia, images and slogans or other distinctive marks used in connection with Sponsor's sponsorship as set forth herein (collectively, the "Sponsor Marks"). Club specifically acknowledges and agrees that the Sponsor owns all right, title, and interest in and to the Sponsor Marks and that such marks include all logos, symbols, emblems, slogans, and designs associated therewith, including the Sponsor logo, separate and apart from any of Club's trademarks which may be incorporated therein for purposes of this Agreement. Except as specifically set forth herein, Club will make no use whatsoever of the Sponsor Marks without Sponsor's prior written approval, which approval will not be unreasonably withheld.

5.3. Recognition of Goodwill. Each party recognizes the value of the goodwill associated with the other party's intellectual property and acknowledges that such goodwill belongs to and shall inure to the benefit of the other party. Neither party will, during the term hereof or thereafter, attack any of the intellectual property rights of the other party based on the rights licensed under this Agreement.

6. Representations and Warranties. Each party to this Agreement represents, warrants and covenants to the other parties as follows:

6.1. Organization. It is duly organized, validly existing and in good standing under the laws of the state of its organization.

6.2. No Conflicts. The execution, delivery and performance of this Agreement have been duly authorized by all necessary actions and are not in contravention of any law or any agreement by which it is bound. The performance of its obligations and the grant of rights hereunder will not violate any rights heretofore or hereafter granted to any other parties.

6.3. Authority. It has the full power and authority to enter into this Agreement and to grant all rights and perform all obligations provided for hereunder.

6.4. Good Faith. In exercising its rights and fulfilling its obligations under this Agreement, it shall act in good faith and pursuant to a standard of commercial reasonableness.

7. Indemnification. The parties each shall indemnify, defend and save harmless the other from any claims, actions, damages, losses or expenses made against or suffered by the other because of or based upon the indemnifying party's (or its employees' or agents') misrepresentations, negligence, unlawful act or omission, or failure to perform any obligation under this Agreement.

8. Default and Remedies.

8.1. Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default under this Agreement:

8.1.1. Failure by any party to pay any monetary amount when due hereunder and failure to cure within thirty (30) days after written notice of such failure.

8.1.2. Failure by any party to perform any obligation not involving the payment of money, or to comply with any other term or condition applicable to any party hereunder, and failure to cure within sixty (60) days after written notice of such failure.

8.1.3. Any representation or warranty by any party hereunder is materially false, incorrect, or misleading as of the date made.

8.1.4. The occurrence of any event (including, without limitation, a change in the financial condition, business, or operations of any party for any reason whatsoever) that materially and adversely affects the ability of such party to perform any of its obligations hereunder.

8.1.5. Any party (i) is unable or admits in writing its inability to pay such party's monetary obligations as they become due, (ii) makes a general assignment for the benefit of creditors, or (iii) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, or other custodian for any party or the property of any party or any part thereof, or in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is appointed for any party or the property of any party or any part thereof, and such appointment is not discharged within ninety (90) days.

8.1.6. Commencement of any case under the Bankruptcy Code, Title 11 of the United State Code, or commencement of any other bankruptcy arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign law by or against any party and with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed with prejudice within ninety (90) days of the filing thereof.

8.1.7. Commencement of any action or proceeding which seeks as one of its remedies the dissolution of any party.

8.2. Remedies. Notwithstanding any provision to the contrary herein, upon the occurrence and continuation of any Event of Default under this Agreement, then the non-defaulting party shall, at its option, have all remedies available at law or in equity, including the right to terminate this Agreement. Nothing contained herein shall in any way restrict or limit the rights or remedies of the non-defaulting party to recover all amounts due and payable hereunder. In no event shall Club be liable or responsible for any lost income, profits or consequential damages of Sponsor.

9. Force Majeure. If any of Club's games cannot be played, or if any advertising or promotion benefit contemplated herein cannot be provided because of fire, the elements, mob, riot, national or local emergency, strikes, lockouts, calamity, epidemic, war, or for any other reason outside the control of Club, at its option Club may provide additional advertising, Sponsorship or promotional rights, or provide Sponsor with a refund or rebate for such missed benefits.

10. NFL Rules. This Agreement shall be subject to NFL rules and regulations as they may exist from time to time.

11. Governing Law and Forum. This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Indiana. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Indiana and of the United States of America located in Marion County, Indiana (the "Indiana Courts") for any litigation arising out of or relating to this Agreement (and agree not to commence any litigation relating to this Agreement except in such Indiana Courts) and waive any objection to venue of any such litigation in the Indiana Courts.

12. Independent Contractors. The parties are independent contractors and shall be solely responsible for the conduct of their respective employees and agents in connection with the performance of their obligations under this Agreement.

13. Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all parties; provided, however, Club may make a collateral assignment of its rights hereunder to the NFL or any lender of Club.

14. Waiver. The delay or failure of a party to assert or exercise any rights, remedy or privilege under this Agreement or to insist on strict and prompt performance of its covenants and agreements, shall not constitute a waiver of any right, remedy, or failure to perform nor shall it be construed as a waiver or relinquishment of the party's right to later enforce the same according to its

rights under this Agreement if there is a continuous or subsequent default. No waiver shall be effective unless in writing, and then only in the specific instance for which it was given.

15. Notice. Any notices, consents or approval required or permitted under this Agreement shall be properly given if in writing, whether personally delivered, delivered by facsimile machine or forwarded by mail, postage prepaid, addressed to the following addresses (or such other addresses as may from time to time be designated in writing by each party):

To Club:

Indianapolis Colts
7001 W. 56th Street
Indianapolis, IN 46254
Attn: Jay Souers

To Sponsor:

DNA ~~Energy~~ BRANDS
~~5229 Heron Park Place~~ 506 N.W. 77TH ST.
BOCA RATON ~~Lutz~~, FL ~~33549~~ 33487
Attn: Russ Rickon

16. Confidentiality. No party shall disclose to any third party, other than such party's attorneys, accountants or lenders, any of the terms and conditions of this Agreement, except as may be required by court order, and then only if the other parties hereto were provided reasonable notice and opportunity to object to such disclosure, or with the consent of the other parties hereto.

17. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties as to the matters contained in this Agreement, and it may not be amended except by a writing signed by the parties.

INDIANAPOLIS COLTS, INC.

Signature: ______________________
Name: Jay Souers
Title: Vice President of Sponsorship Sales
Date: 9/15/10

Signature: ______________________
Name: Jerry Harbin
Title: Manager of Team Partnerships
Date: 9/15/10

DNA ENERGY

Signature: ______________________
Name: Russ Rickon
Title: VP of Sales
Date: 9/3/10

INDIANAPOLIS COLTS – DNA BEEF JERKY

EXHIBIT A

Sponsor will receive the following sponsorship elements during term of the Agreement:

IN-STORE PROMOTION AND ADVERTISING

- Walgreens will provide one (1) side panel display with Colts-themed Consumer Promotion in Walgreen locations in Central Indiana for the duration of the promotion- approximately 8 months beginning August 2010.
- DNA BEEF JERKY acknowledges that the Club is relying on a third party, Walgreens, to provide in-store retail space to the Colts and DNA BEEF JERKY to execute the consumer promotion outlined in this agreement. In the unlikely event that Walgreens rescinds the in-store retail space allocated at any time during the promotional period, the Club will negotiate a pro-rated fee with DNA BEEF JERKY.
- Inclusion in the "Front Row Promotion" promotion as follows:
  Throughout a five month promotion period, Colts fans will be encouraged to visit their local Walgreens location and find the text code at the Colts vendor display, and register to win Front Row Tickets and Front Row Parking for a future Colts game. One lucky winner each game will receive:
    - Four (4) Front Row Tickets to the Colts game
    - One (1) Front Row Parking Pass to One (1) Colts game
    - Appearance on the Colts Jumbotrons during the game
    - Inclusion in the Walgreens Youth Football Clinic – 50 kids (ages 7-14) will be selected from entries from this text to win promotion(spring'11)

  The promotions will be supported by Colts Radio and Print Assets. Walgreens and the Colts will determine the amount of media support each vendor receives.

- The Colts will produce the in-store POS materials and handle the execution of the sweepstakes prizes as outlined above.